Exhibit 99.1

TopBuild Corp. Releases Preliminary

Second Quarter 2015 Financial Highlights

DAYTONA BEACH, Fla., (July 28, 2015) TopBuild Corp. (NYSE: BLD) (the “Company”), the leading installer and distributor of insulation products to the United States construction industry, today announced preliminary results for the second fiscal quarter ended June 30, 2015.

TopBuild is providing certain preliminary results for the quarter ended June 30, 2015 in conjunction with the Form 10-Q filing by Masco Corporation, its former parent company, anticipated today.  TopBuild understands that Masco’s Form 10-Q includes certain results for TopBuild as part of Masco’s “discontinued operations” required disclosure under GAAP. TopBuild anticipates that its own detailed financial results for the quarter ended June 30, 2015 will be released on August 11, 2015.

TopBuild cautions that the information for TopBuild’s quarter ended June 30, 2015 included in Masco Corporation’s Form 10-Q may not be consistent with TopBuild’s results for the same period to be released on August 11 due to corporate expense allocations, tax adjustments and other items.  Moreover, TopBuild cautions that it has not finalized its financial statement reporting process for the quarter ended June 30, 2015.  As a result, the information in this press release is preliminary and based upon information currently available to the Company.  During the course of the Company’s reporting process, items may be identified that would require the Company to make adjustments which may be material, and, as a result, the preliminary unaudited financial information in this press release is forward-looking information.

TopBuild’s preliminary results are as follows:

•	Revenue for the quarter ended June 30, 2015 was up over 5% compared to last year, an increase consistent with “lagged new home construction starts (1)” during the period.

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Gross profit dollars for the second quarter are expected to be relatively flat with the prior year period.  Material costs have increased and the flatter than anticipated housing recovery has extended the time required to achieve customer pricing offsets.

•	On a year-to-date basis adjusted EBITDA contribution on incremental revenue is expected to be at approximately 20%.

Jerry Volas, Chief Executive Officer of TopBuild Corp. stated, “We continue to execute against our strategic initiatives as planned.  I am pleased with the direction and positioning of our TruTeam and Service Partners businesses and the new home construction market that continues to improve toward more normalized levels.  Prospectively, we believe the company will be able to improve alignment between customer pricing and material costs.    We look forward to discussing the final results of the quarter and year-to-date on August 11th.”

Note 1 – “Lagged new home construction starts” represent the number of units under construction 90 days after construction began which is typically when insulation is installed in residential units.

About TopBuild
TopBuild Corp. is the leading installer and distributor of insulation products to the United States construction industry, based on revenue. TopBuild provides insulation installation services nationwide through its Contractor Services business, TruTeam, which has over 190 installation branches located in 43 states. TopBuild also distributes insulation nationwide through its Service Partners business from over 70 distribution centers located in 35 states. In addition to insulation products, TopBuild also installs or distributes other building products, including rain gutters, garage doors, fireplaces, shower enclosures, closet shelving and roofing. Further, TopBuild is a leader in building science and winner of the 2015 Energy Star Partner of the Year award from the U.S. Department of Energy.  More information on TopBuild and its TruTeam and Service Partners divisions may be found at www.topbuild.com.

Safe Harbor Statement
Statements contained in this press release that reflect our view about future performance constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "believe," "anticipate," "appear," "may," "might," "will," "should," "intend," "plan," "estimate," "expects," "assume," "seek," "forecast," "anticipates," "appears," "believes," "estimates," "predicts," "potential," or "continue," the negative of these terms and other similar references to future period. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. We caution you against relying on any of these forward-looking statements.  Our future performance may be affected by our reliance on residential new construction, residential repair/remodel and commercial construction, our reliance on third-party suppliers and manufacturers, our ability to attract, develop and retain talented personnel and our sales and labor force, our ability to maintain consistent practices across our locations, our ability to maintain our competitive position, and our ability to realize the expected benefits of our spin-off from Masco Corporation. We discuss many of the risks we face under the caption entitled "Risk Factors" in the information statement filed as part of our Registration Statement on Form 10. Our forward-looking statements in this press release speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Unless required by law, we undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.

Contact
Investor Relations and Media
Sam Levenson
IR@topbuild.com
386-304-2088